CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated October 17, 2007 on Dreyfus Premier Midcap Value Fund (one of the series comprising Advantage Funds, Inc.), which is incorporated by reference in this Registration Statement on Form N-1A of Dreyfus Premier Midcap Value Fund  (one of the series comprising Advantage Funds, Inc.).

/S/ ERNST & YOUNG LLP

New York, New York

May 27, 2008